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                       [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]

February 5, 1999

Dominguez Services Corporation
21718 South Alameda Street
Long Beach, California 90810-0351

Ladies and Gentlemen:

     We have acted as counsel for Dominguez Services Corporation, a California corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission on or about February 5, 1999 of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of 75,000 shares of the Company's common stock, $1.00 par value per share (collectively, the "Shares"), to be offered upon the terms and subject to the conditions set forth in the Company's 1997 Stock Incentive Plan (the "Plan").

     We have examined (i) the Articles of Incorporation and Bylaws of the Company, each as amended to date, (ii) the Plan, (iii) the Registration Statement, and (iv) such certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed.

     In connection with this opinion, we have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                                   /s/
                              Fulbright & Jaworski L.L.P.